UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

September 18, 2006	(September 12, 2006)
Date of report	(Date of earliest event reported)

Hexcel Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	1-8472	94-1109521
(State of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

Two Stamford Plaza
281 Tresser Boulevard
Stamford, Connecticut  06901-3238

(Address of Principal Executive Offices and Zip Code)

(203) 969-0666

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written Communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

On September 12, 2006, we entered into an agreement with Joseph H. Shaulson, President of our Reinforcements Global Business Unit, in which we agreed to pay Mr. Shaulson a sales incentive bonus in connection with the sale of our ballistics, electronics and general industrial businesses conducted at our Anderson, South Carolina and Statesville, North Carolina facilities, and our architectural business (the “businesses”).  The agreement:

•                    provides that the amount of the bonus will be determined by a formula based on the total consideration received by Hexcel for the businesses, but will be no less than $100,000 and no greater than $1,000,000

•                    generally provides for the accelerated vesting of stock incentive awards upon termination of Mr. Shaulson’s employment, but only for those stock incentive awards that would have vested within 180 days of termination

•                    upon termination of Mr. Shaulson’s employment, generally provides for an extension of up to nine months of the exercise period of stock options vested as of the termination date (after giving effect to the accelerated vesting noted above)

The above description is only a summary of the agreement between Hexcel and Mr. Shaulson. The agreement is filed as an exhibit to this Form 8-K, and is incorporated by reference herein in its entirety.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

99.1	Agreement dated September 12, 2006, between Hexcel Corporation and Joseph H. Shaulson.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEXCEL CORPORATION

September 18, 2006
/s/ Ira J. Krakower
Ira J. Krakower
Senior Vice President

Exhibit Index

Exhibit No.	Description

99.1	Agreement dated September 12, 2006, between Hexcel Corporation and Joseph H. Shaulson.